EXHIBIT 99.1

Conn's, Inc. Reports Net Sales Results for the Quarter Ended July 31, 2008

BEAUMONT, Texas, Aug. 7, 2008 (PRIME NEWSWIRE) -- Conn's, Inc. (Nasdaq:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended July 31, 2008.

Net sales for the quarter ended July 31, 2008, of $190.6 million, increased $11.6 million, or 6.5%, as compared with the quarter ended July 31, 2007. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 1.4% for the quarter ended July 31, 2008. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for August 28, 2008. The following table presents the makeup and changes in net sales for the quarter:

                      Quarter ended July 31,
               ------------------------------------
                         % of               % of                 %
                  2008   Total       2007   Total      Change  Change
               -------- --------  -------- --------  -------- --------
 Net sales                        (in $000)
 Consumer
  electronics  $ 63,033     33.1% $ 54,061     30.2% $  8,972     16.6%
 Home
  appliances     60,920     31.9%   60,732     33.9%      188      0.3%
 Track           23,180     12.1%   20,425     11.4%    2,755     13.5%
 Furniture
  and
  mattresses     16,558      8.7%   15,284      8.6%    1,274      8.3%
 Other           11,549      6.1%   13,291      7.4%   (1,742)   -13.1%
               -------- --------  -------- --------  --------
  Total product
   sales        175,240     91.9%  163,793     91.5%   11,447      7.0%

 Service
  maintenance
  agreement
  commissions     9,912      5.2%    9,071      5.1%      841      9.3%
 Service
  revenues        5,488      2.9%    6,137      3.4%     (649)   -10.6%
               -------- --------  -------- --------  --------
  Total net
   sales       $190,640    100.0% $179,001    100.0% $ 11,639      6.5%
               ======== ========  ======== ========  ========

The following is a summary of the key items impacting net sales during the quarter:

 * The consumer electronics category showed strong growth as continued
   consumer interest in LCD televisions offset declines in projection and plasma televisions,
 * The home appliance category increased slightly on strong room air conditioning sales and an increase in laundry sales, as the appliance market in general showed continued weakness, primarily due to lower refrigeration sales,
 * Solid track sales increases were largely due to higher laptop computer and video game equipment sales, and the addition of GPS devices,
 * The increase in furniture and mattresses was driven by growth in furniture sales,
 * Other sales declined on lower lawn and garden sales due to reduced rainfall levels as compared to the prior year,
 * The service maintenance agreement commissions increase was consistent with the overall increase in product sales, and
 * 11 stores opened since May 1, 2007, with four stores opened during the quarter ended July 31, 2008.

Net sales for the six months ended July 31, 2008, of $385.7 million, increased $25.4 million, or 7.0%, as compared with the six months ended July 31, 2007. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 0.2% for the six months ended July 31, 2008. Total revenues for the six month period, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for August 28, 2008.

The Company will host a conference call and audio webcast on Thursday, August 28, 2008, at 10:00AM, CDT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-604-9670 or 719-325-4924.

About Conn's, Inc.

The Company is a specialty retailer currently operating 73 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company.

The Conn's, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5215

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:  Conn's, Inc., Beaumont
          Thomas J. Frank, Chairman and CEO
          (409) 832-1696  Ext. 3218